Exhibit 99.1

News Release
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Media Contacts:   Erin Bacher
                  Ogilvy Public Relations Worldwide
                  erin.bacher@ogilvypr.com
                  404-881-2324 (office)
                  678-777-6378 (cell)


    Stiefel Laboratories, Inc. Completes Acquisition of Connetics Corporation Strategic combination strengthens the world's #1 independent dermatology company

Coral Gables, Fla. - December 28, 2006 - Stiefel Laboratories, Inc., the world's largest independent pharmaceutical company specializing in dermatology, announced today that it has completed the acquisition of Palo Alto, Calif.-based Connetics Corporation. Effective with the close of trading on December 28, 2006, shares of Connetics (NASDAQ: CNCT) will no longer be listed on the NASDAQ Stock Market.

The combination of these two companies unites the innovative skin care products and commercial capabilities of Stiefel Laboratories with the advanced therapies and patented drug-delivery technologies of Connetics. It results in one of the most robust and diverse dermatology product lines in the industry and reinforces the commitment of Stiefel Laboratories to the advancement of dermatology globally. This merger also creates one of the largest dermatology product pipelines in the world, merging technology and development expertise to yield significant advancements in the treatment of skin conditions.

"This deal marks a significant milestone in our company's history," said Charles
W. Stiefel, Chairman and Chief Executive Officer, Stiefel Laboratories. "With the innovative products and cutting-edge technology Stiefel Laboratories acquired through Connetics, we have enhanced our product portfolio and are well on our way to reaching our goal of achieving $1 billion in product sales."

Mr. Stiefel said the company is particularly optimistic about the prospect of applying the newly-acquired foam-based technologies to its product portfolio.

"Connetics is providing us with delivery technologies and expertise that we can now apply to many of our existing products," said Stiefel. "Ultimately, this will benefit dermatology patients around the world."

According to Bill Humphries, Chief Commercial Officer, Stiefel Laboratories, the company is looking forward to several milestones in 2007.

"In addition to celebrating our 160th anniversary in 2007, we will celebrate the grand opening of a new research and development facility in Research Triangle Park, N.C.," said Humphries. "Stiefel Laboratories also will launch two novel prescription products using the VersaFoam(R) technology as well as enter the aesthetic dermatology market with Revaleskin(TM) in the coming year."

The Global Headquarters of Stiefel Laboratories will remain in Coral Gables, Fla., and the Marketing and Sales headquarters will remain in Duluth, Ga.

                                     -more-

About Stiefel Laboratories, Inc.
Founded in 1847, Stiefel Laboratories (a privately held company) is the world's largest independent pharmaceutical company specializing in dermatology. The company manufactures and markets a variety of prescription and non-prescription dermatological products. Some of the best-known brands include Sarna(R), Duac(R) Topical Gel, MimyX(TM) Cream, Olux(R), Brevoxyl(R)Creamy Wash, Oilatum(R), Soriatane(R), Evoclin(R), Verdeso(TM) and Luxiq(R). Its wholly-owned global network is comprised of more than 30 subsidiaries, including manufacturing plants in six countries, research and development facilities on four continents and products marketed in more than 100 countries around the world.

Stiefel Laboratories supplements its R&D efforts by aggressively seeking acquisitions of dermatological product lines and companies around the world. To learn more about Stiefel Laboratories, Inc., visit www.stiefel.com.

About Connetics Corporation
Prior to the acquisition by Stiefel Laboratories, Inc., Connetics was a publicly held specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market.

For more information about Connetics, please visit www.connetics.com.



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